Exhibit 11.2

INDEX

1.	Purpose		2
2.	SCOPE		2
3.	GUIDELINES		2
	3.1.	Misuse Of Privileged Information	2
	3.2.	Prohibition of Negotiation and Prior Communication of Statutory Officers and Members of the Board of Directors	4
	3.3.	Other Blackout Periods	5
	3.4.	Disclosure of Trades Completed	5
	3.5.	Securities Lending	6
	3.6.	Individual Investment or Divestment Plan	6
	3.7.	Disclosure And Trading Committee	8
	3.8.	Violations And Sanctions	9
	3.9.	Effectiveness	9
	3.10.	Amendments	9
	3.11.	Final Provisions	10
4.	ATTACHMENTS		11
5.	REFERENCES		13
6.	DEFINITIONS		13
7.	REVISIONS AND APPROVALS		16

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1.	Purpose

This Trading Policy issued by Sendas Distribuidora S.A., prepared under the terms of CVM Resolution 44, aims to establish rules and procedures that must be observed in any trading of Securities by the Subjects, in order to ensure compliance with good conduct practices and prevent misuse of Privileged Information.

2.	SCOPE

The rules of this Trading Policy must be observed with respect to all trading in Securities by the Subjects, including, without limitation, securities lending, whether as a lender or borrower. The rules of this Trading Policy also apply to private trading by the Subjects.

The rules of this Trading Policy apply to trading carried out by the Subjects in or outside regulated securities market environments, on their own behalf or on behalf of third parties, through: (i) directly or indirectly, their Subsidiaries or third parties with whom a fiduciary or portfolio management agreement is in force; (ii) attorneys-in-fact or agents; (iii) their Related Persons, and/or (iv) any person who has had knowledge of Privileged Information, through any of the Subjects, knowing that it has not yet been disclosed to the market.

The restrictions contained in this Trading Policy do not apply to trading carried out by investment funds of which the Subjects are shareholders, provided that the trading decisions of the administrator and/or manager of these funds cannot be influenced by the shareholders, such influence being presumed in the case of an exclusive fund, subject to the exceptions set forth in CVM Resolution 44.

3.	GUIDELINES

3.1.	Misuse Of Privileged Information

The use of Privileged Information by any person who has had access to it, for the purpose of obtaining an advantage, whether for themselves or for others, through the trading of Securities, is prohibited.

3.1.1.	For the purposes of Section 3.1 above, it is assumed that (“Assumptions”):

i.	The person who traded in Securities when in the possession of Privileged Information made use of such information in said trading;

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ii.	Controlling Shareholders, direct or indirect, Managers, Fiscal Council Members and the Company, in relation to trades involving Securities, have access to all Privileged Information;

iii.	Subjects, having had access to Privileged Information, know that such information is privileged ;

iv.	The Manager who leaves the Company in the possession of Privileged Information uses such information if they trade in Securities within a period of 3 (three) months from resignation;

v.	Information about operations involving consolidation, total or partial spin-off, merger, transformation, or any form of corporate restructuring or business combination, change in control of the Company, including through the execution, amendment or termination of a shareholders’ agreement, decision to cancel registration as publicly-held company or change in the trading environment or segment of the shares issued by it, is relevant from the moment studies or analyses related to the matter are initiated; and

vi.	Information regarding filing for judicial or extrajudicial reorganization and bankruptcy by the Company itself is relevant, from the moment studies or analyses related to such filing is initiated.

3.1.2.	Subject to the provisions of the applicable regulations, the Assumptions do not apply:

i.	In cases of acquisition, through private trading, of treasury shares, resulting from the exercise of a purchase option in accordance with a share purchase option granting plan approved at a general meeting, or when it involves granting shares to Managers, employees or service providers as part of compensation previously approved at a general meeting; and

ii.	To trades involving fixed income securities, when carried out through operations with combined repurchase commitments by the seller and resale commitments by the buyer, for settlement on a pre-established date, prior or equal to the maturity date of the securities underlying the operation, carried out with predefined profitability or remuneration parameters.

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3.1.3.	The prohibition set out in Section 3.1. above does not apply to subscriptions for new Securities, without prejudice to the application of the rules governing the disclosure of information in the context of the issuance and offering of such securities.

3.2. Prohibition of Negotiation and Prior Communication of Statutory Officers and Members of the Board of Directors

3.2.1. Without prejudice to other prohibitions on trading provided for in the applicable rules, Controlling Shareholders, Managers and Fiscal Council Members are prohibited from carrying out any trading with Securities in the period of 15 (fifteen) days preceding the disclosure of the quarterly accounting information and annual financial statements of the Company, regardless of: (a) whether such persons are aware of the content of the quarterly accounting information and annual financial statements of the Company; and (b) whether they assess the existence of Privileged Information or intention to trade.

3.2.1.1. Without prejudice to other hypotheses provided for in the applicable regulations, the prohibition set out in Section 3.2.1. does not apply to:

i.	Trades involving fixed income securities, when carried out through operations with combined repurchase commitments by the seller and resale commitments by the buyer, for settlement on a pre-established date, prior or equal to the maturity date of the underlying securities, carried out with predefined profitability or remuneration parameters;

ii.	Transactions intended to fulfill obligations assumed before the beginning of the Blackout Period arising from securities lending, exercise of call or put options by third parties and forward purchase and sale agreements; and

iii.	Trades carried out by financial institutions and legal entities that are part of their economic group, provided that they are carried out in the normal course of their business and within the parameters pre-established in this Trading Policy.

3.2.1.2. The period referred to in Section 3.2.1. above must be counted excluding the day of disclosure; however, trades involving securities may only be carried out on that day after said disclosure.

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3.2.1.3. Members of the Company’s statutory management and Board of Directors must, prior to carrying out any trading in Securities, send an e-mail to the Company’s Investor Relations Department at ri.assai@assai.com.br to ask about possible prohibitions on carrying out said transaction.

3.2.1.3.1. The sending of the e-mail provided for in Section 3.2.1.3 above does not exempt the persons mentioned from carrying out any communications on Securities and/or complying with any other obligations provided for in this Trading Policy and/or in the applicable regulations.

3.3. Other Blackout Periods

3.3.1. Without prejudice to the provisions of Section 3.2. above, the Investor Relations Officer, at his sole discretion, when he deems it applicable and convenient, may determine Blackout Periods for all or certain Subjects, who will be prevented from trading their Securities during the entire period established. In this case, the Investor Relations Officer must clearly indicate to the recipients of the ban the beginning and end of the effectiveness of these additional Blackout Periods.

3.1.1.1. The Investor Relations Officer is not required to provide reasons for the decision to establish the Blackout Periods, which, in any case, will be considered Blackout Periods and must be treated as confidential by the recipients of the determination.

3.1.1.2. Failure to communicate by the Investor Relations Officer will not exempt recipients from compliance with this Policy and the provisions of CVM Resolution 44, in addition to other CVM regulatory acts.

3.4.	Disclosure of Trades Completed

3.4.1. The Managers, Fiscal Council Members and members of Bodies with Technical or Advisory Functions must inform the Company of the ownership of and trades carried out, whether on their own behalf or on behalf of Related Persons, with Securities issued by Subsidiaries or Holding Companies (in both cases, provided that they are publicly-held companies) or by the Company itself, by sending the report to the Investor Relations Officer, according to the model included in Exhibit II, pursuant to article 11 of CVM Resolution 44, on the first business day after taking office and within 5 (five) days after each trade with Securities.

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3.4.1.1.  The reporting obligation referred to herein covers the investment, redemption and trading of shares in investment funds whose regulations provide that their share portfolio be composed exclusively of shares issued by the Company, a Subsidiary or a Holding Company.

3.4.2. Without prejudice to the obligation provided for in article 12 of CVM Resolution 44, the Controlling Shareholder and persons linked to them must inform the Company of the ownership of and trades carried out with Securities issued by the Company, by sending the report to the Investor Relations Office, according to the model included in Exhibit II, pursuant to article 30 of Novo Mercado Regulation, on the first business day of each month.

3.4.3. The Investor Relations Officer must send to the CVM and the Market Management Entities, as provided for in §7 of article 11 of CVM Resolution 44, information regarding the Securities traded by the Company itself and by the other persons referred to in Section 3.4.1. of this Trading Policy.

3.4.3.1.  Submission related to Section 3.4.3. must be made within ten (10) days after the end of the month in which changes in the positions held occur.

3.5.	Securities Lending

3.5.1. Subject to any changes in the applicable regulations and/or the consolidation of a different understanding by the CVM and/or the Market Management Entities, this Trading Policy will apply in full to lending transactions with shares issued by the Company that are carried out by the Subjects, which must be registered with BTC and follow the procedures established by B3, with any lending transaction outside BTC being prohibited, unless expressly authorized by the Company’s Investor Relations Officer.

3.6.	Individual Investment or Divestment Plan

3.6.1. The Subjects may have individual investment or divestment plans to regulate their trading of Securities, which may, at the discretion of the Company’s management, allow the trading of Securities in the Blackout Periods and eliminate the Assumptions, as the case may be, in accordance with the criteria and requirements established under CVM Resolution 44 and other applicable rules.

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3.6.1.1.  The Individual Investment or Divestment Plan must meet the following requirements:

i.	Be a formal instrument in writing before the Investor Relations Officer prior to any trading taking place;

ii.	Be verifiable, including with regard to its establishment and any changes to its content;

iii.	Establish irrevocably and irreversibly the dates or events and the amounts or quantities of the trades to be carried out;

iv.	Provide a minimum period of three (3) months for the Individual Investment or Divestment Plan itself, any changes thereto and cancellation to take effect;

v.	Be established with a validity period of no less than twelve (12) months and, if there is no change, it will be considered automatically renewed for the same period;

vi.	Be submitted in advance to the Company’s Disclosure and Trading Committee, which will be responsible for reviewing the Individual Investment or Divestment Plans presented, with the purpose of safeguarding and ensuring compliance with the purposes of this Trading Policy. Additionally, it will be the responsibility of the Board of Directors to verify, at least every six months, adherence of the trades carried out by the participants to the Individual Investment or Divestment Plans formalized by them.

3.6.1.2. The Subjects referred to in Section 3.2.1. may formalize an Individual Investment or Divestment Plan that allows the trading of Securities during the blackout periods provided for in Section 3.2.1. provided that, in addition to the criteria established in Section 3.6.1.1.:

i.	Prior to the filing of Individual Investment or Divestment Plans, a schedule defining specific dates for the disclosure of the Company’s quarterly accounting information and annual financial statements be approved; and

ii.	Establishment of the obligation of participants in the Individual Investment or Divestment Plan to revert to the Company any losses avoided or gains obtained from trading with Securities, resulting from any change in the dates of disclosure of quarterly accounting information and annual financial statements, determined using reasonable criteria to be defined in the Individual Investment Plan itself.

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3.6.2. Participants are prohibited from: (i) maintaining more than one Individual Investment or Divestment Plan in force simultaneously; and (ii) carrying out any operations that nullify or mitigate the economic effects of the operations to be determined by the Individual Investment or Divestment Plan.

3.7.	Disclosure And Trading Committee

3.7.1. The Company will have a Disclosure and Trading Committee, composed of the holders of the following positions in the Company:

i.	CEO;

ii.	Chief Financial Officer;

iii.	Investor Relations Officer;

iv.	Officer/Manager/Person in Charge of Press; and

v.	Officer/Manager/Person in Charge of Corporate Legal area.

3.7.2. The Disclosure and Trading Committee will act as an advisory body to the Company’s Investor Relations Officer, assisting him in fulfilling his duties before the CVM.

3.7.3. The Disclosure and Trading Committee will meet whenever called by the Company’s Investor Relations Officer, or by any of its members, and all decisions of the Disclosure and Trading Committee will be made by the majority of its members, without prejudice to the prerogatives assigned by this Trading Policy and by the regulations in force to the Company’s Investor Relations Officer.

3.7.3.1.  Meetings will be called by electronic communication with as much notice as the matter at hand allows, and meetings may be held by conference call, video conference or any other means of electronic communication.

3.7.4. The Disclosure and Trading Committee will have the following main responsibilities, within the scope of this Trading Policy:

i.	Assist the Board of Directors in reviewing the Subjects’ new Individual Investment Plans, with the purpose of safeguarding and ensuring compliance with the purposes of this Trading Policy; and

ii.	Assist the Investor Relations Officer in matters submitted by him to the committee within the scope of this Trading Policy.

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3.8.	Violations And Sanctions

3.8.1. Any violations of this Trading Policy verified by the Subjects must be immediately communicated to the Company, in the person of the Investor Relations Officer or through the relevant channel provided for in the Company’s Code of Ethics.

3.8.1.1.  Without prejudice to the applicable sanctions under current legislation, to be applied by the competent authorities in the event of violation of the terms and procedures established in this Trading Policy, the Subjects responsible for non-compliance with any provision contained in this Trading Policy undertake to compensate the Company or other Subjects, in full and without limitation, for all losses that the Company or other Subjects may incur and that are a direct or indirect result of such non-compliance, and the Company may also, at its sole discretion, adopt any corrective and/or disciplinary sanctioning measures against the violators, in accordance with the Company’s policies and practices.

3.9.	Effectiveness

3.9.1. This Trading Policy will come into effect on the date of its approval by the Board of Directors and will remain in force for an indefinite period, until the Company’s Board of Directors decides otherwise.

3.10.	Amendments

3.10.1. By means of a resolution of the Board of Directors, the Company’s Trading Policy may be amended in the following situations: (i) when there is an express determination to that effect by the CVM; (ii) in the event of a change in the applicable legal and regulatory standards, in order to implement the necessary adjustments; and (iii) when the Board of Directors, assessing the effectiveness of the procedures adopted, finds the need for changes.

3.10.2. Any change in the Company’s Trading Policy must be immediately communicated to the CVM and the Market Management Entities by the Investor Relations Officer, in the manner required by applicable regulations, as well as to those adhering to the Trading Policy and will apply to each one on the date on which the changes are made known.

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3.10.3. This Trading Policy may not be amended pending a Material Fact that has not yet been disclosed.

3.11.	Final Provisions

3.11.1. The Investor Relations Officer will be the Officer responsible for implementing the procedures required for compliance with the rules of the Trading Policy and for monitoring them.

3.11.2. Any questions regarding the provisions of the Company’s Trading Policy or the application of any of its provisions should be forwarded directly to the Investor Relations Officer, who will provide the appropriate clarification or guidance.

3.11.3. The Investor Relations Officer will be the Officer responsible for issuing the alert regarding the blackout period, in the cases provided for in CVM Resolution 44, in this Trading Policy and in the Company’s Disclosure Policy.

3.11.4. The Subjects must sign the Instrument of Adhesion, which model constitutes Exhibit I to this Trading Policy.

3.11.4.1.  The application of this Trading Policy will be subject to periodic monitoring by the Disclosure and Trading Committee, which, whenever it deems necessary, shall request that it be analyzed and assessed by the Company’s Corporate Governance, Sustainability and Nomination Committee and assessed by the Company’s Board of Directors.

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4.	ATTACHMENTS

4.1. Exhibit I to the Trading Policy of Securities issued by Sendas Distribuidora S.A.

INSTRUMENT OF ADHESION TO THE TRADING POLICY OF
SECURITIES ISSUED BY SENDAS DISTRIBUTOR S.A.

By this instrument, [name or corporate name], [identification], with address at [address], in the capacity of [relationship with the Company or companies in its group] of Sendas Distribuidora S.A. (“Company”), hereby represents that he/she is knowledgeable of the Trading Policy of Securities isued by the Company, as approved at a meeting of the Board of Directors held on November 7, 2024, and agrees to comply with all the terms and conditions of such policy, as well as all subsequent amendments thereto, as disclosed on the Company’s Investor Relations website.

[Place], [Date] [Signatory]

Witnesses:

1.	2.
Name:	Name:
ID:	ID:
Tax ID:	Tax ID:

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4.2. Exhibit II Trading Policy of Securities issued by Sendas Distribuidora S.A.

INDIVIDUAL FORM

Trading by Managers and Related Persons – Art. 11 – CVM Resolution No. 44/2021

Trading by the Controlling Shareholder and Related Persons – Art. 30 B3 S.A. – Bolsa,
Brasil e Balcão Novo Mercado Regulations

In .....(month/year)

(   ) the following trades involving securities and derivatives were carried out, in accordance with article 11 of CVM Resolution No. 44/2021 and section 30 of Novo Mercado Regulations, as applicable:

(  ) no trades with securities and derivatives were carried out, in accordance with section 11 of CVM Resolution No. 44/2021 and section 30 of Novo Mercado Regulations, as applicable, and I hold the following positions in securities and derivatives.

Name of Company / Subsidiary/ Holding Company[1]
Name[2]:						Individual/Corporate Tax ID (“Brazilian CPF/CNPJ”):
Identification:
Group	( ) Controlling Shareholder	( ) Board of Directors	( ) Executive Board		( ) Fiscal Council	( ) Technical or Advisory Bodies
Initial Balance
Security/ Derivative	Features of the Securities[3]				Quantity	% interest
						Same Type/ Class	Total

Changes during the Month
Security/ Derivative	Features of the Securities[4]	Dealer	Transaction	Day	Quantity	Price	Volume (R$)[5]

Final Balance
Security/Derivative	Features of the Securities[6]				Quantity	% interest
						Same Type/ Class	Total

[1]	Report Subsidiary Company and/or Controlling Company, only if such companies are publicly-held companies. In relation to the Controlling Shareholder and Obliged Persons, information on transactions with assets of other companies must be provided to the extent that it affects the indirect ownership of securities issued by the Company or referenced to them.

[2]	Fill out a form for each related person, if applicable, stating their name, Tax ID (“Brazilian CPF/CNPJ”) and qualification.

[3]	Issue/series, convertible, simple, maturities, guarantees, type/ class, etc.

[4]	Issue/series, convertible, simple, maturities, guarantees, type/ class, etc.

[5]	Quantity times price.

[6]	Issue/series, convertible, simple, maturities, guarantees, type/ class, etc.

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5.	REFERENCES

Not applicable.

6.	DEFINITIONS

In the application and interpretation of this Trading Policy, the terms listed below shall have the following meanings:

6.1. Controlling Shareholder: The shareholder or group of shareholders bound by a shareholders’ agreement or under common control, which exercises the power of control of the Company, directly or indirectly, under the terms of Law No. 6,404/76.

6.2. Managers: The Company’s Officers and titular and alternate members of the Board of Directors.

6.3. Relevant Act or Fact: Any decision by the Controlling Shareholder, resolution of the general meeting or of the Company’s management bodies or any other act or fact of a political and administrative, technical, business or economic and financial nature that has occurred or is related to the Company’s business that may significantly influence: (i) the price of the Securities; (ii) the investors’ decision to buy, sell or hold the Securities; or (iii) the investors’ decision to exercise any rights inherent to the condition of holder of the Securities.

6.4. B3: B3 S.A. – Brasil, Bolsa Balcão.

6.5. BTC: The BTC Securities Bank, which is a securities lending service upon provision of guarantees, offered by B3 through an electronic system.

6.6. Company: Sendas Distribuidora S.A.

6.7. Fiscal Council Members: Titular and alternate members of the Company’s Fiscal Council, when installed, elected by resolution of the Company’s general shareholders’ meeting.

6.8. Disclosure and Trading Committee: The advisory body to the Company’s Investor Relations Officer, established with the aim of assisting him in fulfilling his duties before the CVM.

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6.9. CVM: The Securities and Exchange Commission.

6.10. Investor Relations Officer: The Company’s Investor Relations Officer, elected to perform the functions provided for in the regulations of the CVM and Market Management Entities.

6.11. Market Management Entities: Means the stock exchanges and organized market entities in which the Securities are or will be admitted for trading, in Brazil or abroad.

6.12. Privileged Information: Any Material Act or Fact that has not yet been disclosed to the market and the investor public.

6.13. Law No. 6,404/76: Law No. 6,404 of December 15, 1976, as amended.

6.14. Bodies with Technical or Advisory Functions: Means any Company bodies with technical or advisory functions, created by statutory provision.

6.15. Blackout Period: Means any period during which trading in Securities is prohibited by law or regulation or by order of the Investor Relations Officer.

6.16. Related Persons: Persons who maintain the following connections with the Subjects: (i) the spouse, from whom he or she is not legally or extrajudicially divorced, (ii) the loving companion; (iii) any dependent included in the annual income tax return; and (iv) companies directly or indirectly controlled by the Subjects and other persons indicated by the Investor Relations Officer, at his/her sole discretion, who are or may become aware of Privileged Information relating to the Company, Subsidiaries or other companies in its group.

6.17. Subjects: The Company, its direct or indirect Controlling Shareholders, Managers, Fiscal Council Members, members of Bodies with Technical or Advisory Functions or anyone who, by virtue of a business, professional or trust relationship with the Company, has access to Privileged Information.

6.18. Individual Investment or Divestment Plan: Individual investment or divestment plan, as provided for and regulated in CVM Resolution 44 and in this Trading Policy.

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6.19. Trading Policy: This Trading Policy issued by the Company.

6.20. CVM Resolution 44: Means CVM Resolution No. 44, of August 23, 2021, as amended.

6.21. Affiliated Companies: Companies in which the Company has significant influence, without controlling them, under the terms of §§ 1, 4 and 5 of article 243 of Law No. 6,404/76.

6.22. Subsidiaries: Companies in which the Company, directly or through other companies, holds shareholder rights that permanently ensure that it will prevail in corporate resolutions and the power to elect the majority of managers.

6.23. Holding Companies: Direct or indirect controlling companies of the Company, which have or will have such status under Law No. 6,404/76.

6.24. Instrument of Adhesion: Instrument of adhesion to this Trading Policy, to be signed by the Subjects, according to the model included in Exhibit I to this Trading Policy, through which they express their knowledge of the rules contained in the Trading Policy, assuming the obligation to comply with them and to ensure that the rules are complied with by persons under their influence.

6.25. Securities: Any assets issued by the Company or referenced thereto, which, by legal definition, are considered securities, including shares, debentures, subscription warrants, subscription receipts and rights, promissory notes, call or put options, indexes and derivatives of any kind, or any other securities or collective investment contracts issued by the Company, or referenced thereto, which are considered securities by legal definition.

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7.	REVISIONS AND APPROVALS

Revision	Year	Changes	Reviewers (Position/Department)	Approvers (Position/Department)
2 ª	2024	Approved at the Company’s Board of Directors Meeting held on November 7, 2024.	Tamara Nahuz Governance Director Willian Cunha Legal Manager	Assaí Board of Directors. Vitor Faga Vice President of Finance & Investor Relations

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